Exhibit 99.1

FOR IMMEDIATE RELEASE

DECEMBER 11, 2006

Contacts:

(Analysts) Kris Wenker (763) 764-2607

(Media) Thomas Forsythe (763) 764-6364

GENERAL MILLS BOARD OF DIRECTORS APPROVES DIVIDEND INCREASE

New Share Repurchase Authorization Approved

General Mills Bylaws Amended to Require Majority Vote for Election of Directors

MINNEAPOLIS, MINN.---The Board of Directors of General Mills (NYSE: GIS) today approved an increase in the company’s quarterly dividend to 37 cents per share, payable Feb. 1, 2007, to shareholders of record Jan. 10, 2007. Previously, the quarterly dividend rate was 35 cents per share. This marks the fourth increase in General Mills’ quarterly dividend rate since June 2005. General Mills and its predecessor companies have now paid dividends without interruption or reduction for 108 years.

In other actions at the board meeting, directors approved a new authorization for the company to repurchase up to 75 million shares of its common stock. This replaces the prior authorization, which permitted the company to repurchase shares up to a treasury share balance of 170 million. General Mills’ treasury share balance was 157 million at the end of its most recently reported quarter (August 2006). Purchases under the new authorization can be made in the open market or in privately negotiated transactions, including the use of call options, other derivative instruments, Rule 10b5-1 trading plans and accelerated repurchase programs.

Directors also amended the company bylaws to provide for the annual election of directors by a majority vote standard in uncontested elections, beginning with the 2007 annual meeting of shareholders. Previously directors were elected under a plurality vote standard.

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